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                                AWARENESS LETTER


The Board of Directors
La Quinta Inns, Inc.
San Antonio, Texas

With respect to registration statement, we acknowledge our awareness of the incorporation by reference therein of our report dated May 13, 1997, related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

                                       Very truly yours,


                                       KPMG Peat Marwick LLP

San Antonio, Texas
July 31, 1997